EXHIBIT 99.2

American River Bankshares Announces the Results of their 2014 Annual Meeting

Sacramento, CA, May 23, 2014 – The Board of Directors of American River Bankshares (NASDAQ – GS: AMRB), announced the re-election of all nine Directors at their Annual Meeting held Thursday, May 22nd in Rancho Cordova, California.

Shareholders re-elected Kimberly A. Box, Charles D. Fite, Robert J. Fox, William A. Robotham, David T. Taber, Dr. Roger J. Taylor, Stephen H. Waks, Philip A. Wright and Michael A. Ziegler as Directors, each of whose current term expired at the 2014 Annual Meeting and their new term will expire in 2015.

The shareholders also approved the advisory vote concerning named executive officer compensation. In addition, the selection of Crowe Horwath LLP as independent registered public accountants for American River Bankshares was ratified by a majority of votes cast. Crowe Horwath LLP, formally Perry-Smith LLP, has served the Company since 1990.

In his address to shareholders, David Taber, President and CEO of American River Bankshares, reviewed the Company’s performance in 2013 and strategic direction.

“Over the last thirty years, the American River Bank team has built a solid foundation based on the goal of being the preeminent business bank in Northern California and in 2014, we will continue to work towards greater success,” said Taber. “Our highest priority will be to increase high-quality loans outstanding, while maintaining an efficient and shareholder-focused banking franchise.”

To view the American River Bankshares 2013 Annual Report and Proxy Statement, 30 Years of Giving Business More Reach, visit www.envisionreports.com/AMRB.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.